Exhibit 10.15

SATISFACTION AND RELEASE AGREEMENT

THIS SATISFACTION AND RELEASE AGREEMENT (this “Agreement”) relating to Green Energy Management Services Holdings, Inc., a Delaware corporation (the “Company”), is made and entered into as of August 16, 2013, by and between the Company and John Morra (“Morra”) (each of the Company and Morra is referred to as a “Party”, and together the “Parties”).

WHEREAS, Morra was a former President and Director of Project Development (the “Services”) of Green Energy Management Services, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“GEM”);

WHEREAS, the Company may owe to Morra certain compensation in relation to the Services performed by Morra and Morra may have certain potential claims against the Company relating to the Services (the “Claims”); and

WHEREAS, the Company and Morra wish to settle and resolve all disputes and potential differences between them relating to the Company, Morra and the Services.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for such other good and valuable consideration agreed to by the Parties, the Parties do hereby agree as follows:

1.           In consideration of Morra agreeing to waive any and all of his and Morra Parties’ (as defined below) Claims against the Company Parties (as defined below), on the date hereof the Company agrees to (i) pay to Morra a sum of $1.00 and (ii) to grant Morra, and Geri Hernandez piggy back registration rights with respect to the shares of the Company’s common stock issued by the Company to Morra and/or Ocean Drive Investments, L.L.C., and Geri Hernandez, in connection with the merger of GEM and the Company’s wholly owned acquisition subsidiary that was consummated on August 20, 2010.

2.           John Morra, and each of his heirs, executors, administrators, predecessors, successors, assigns, affiliates, parents, subsidiaries, officers, directors, representatives, employees, associated persons, agents, contractors, stockholders and attorneys (including, without limitation, Ocean Drive Investments, L.L.C. and Southside Electric, Inc. of New York, and their members, shareholders, officers, directors, employees, affiliates, associated persons, agents, contractors and attorneys), and all persons acting by, through and under each of them (collectively, the “Morra Parties”), hereby forever release and discharge the Company Parties as follows:

(a)         The Morra Parties, individually and collectively, hereby release and discharge the Company Parties, individually and collectively, from any and all liability, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims and demands of whatever nature and kind, in law, admiralty or equity, which the Morra Parties, individually or collectively, ever had, now have or hereafter can, shall or may have against the Company Parties by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof; provided that nothing contained herein shall be deemed to effect a release of any obligation undertaken or representation and warranty made in the Memorandum of Understanding or the Consulting Agreement to be entered into among the Company, Morra and Southside Electric Inc. of New York on or about the date hereof.

For purposes of this Agreement, the “Company Parities” shall mean the Company, GEM, and each of their heirs, executors, administrators, predecessors, successors, assigns, affiliates, parents, subsidiaries, officers, directors, representatives, employees, associated persons, agents, contractors and attorneys, and all persons acting by, through and under each of them (collectively, the “Company Parties”).

(b)         The Morra Parties, and each of them, acknowledge that they, or any of them, may hereafter discover claims or facts now unknown or unsuspected, or in addition to, or different from, those which the releasing parties now know or believe to be true with respect to this Agreement.  Nevertheless, except as otherwise set forth in this Agreement, the Morra Parties, and each of them, intend by this Agreement to release fully, finally, and forever all claims released hereby.  Accordingly, this Agreement shall remain in full force as a complete release of such claims notwithstanding the discovery of existence of any such additional or different claims or facts before or after the date of this Agreement.

(c)         The Morra Parties have not commenced or prosecuted and will not commence or prosecute any action or proceeding for the recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against the Company Parties based upon the claims released in this Agreement.  This Agreement shall constitute a judicial bar to the institution of any such action against the Morra Parties or any party.

(d)         The Morra Parties shall not, and shall cause the other Morra Parties not to, disparage the Company Parties.

3.           This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument.  Delivery of an executed counterpart of this Agreement may be made by facsimile or other electronic transmission.  Any such counterpart or signature pages sent by facsimile or other electronic transmission shall be deemed to be written and signed originals for all purposes, and copies of this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents.  As used in this Agreement, the term “electronic transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

4.           This Agreement and any questions concerning its validity, construction or performance shall be governed by the laws of the State of New York, without regard to any state’s choice of law provisions.

5.           Courts within the Borough of Manhattan, State of New York, will have jurisdiction over all disputes between the parties arising out of or relating to this Agreement.  In connection with any such dispute, each party consents to and agrees to submit to the jurisdiction of courts within the Borough of Manhattan, State of New York, and waives, and agrees not to assert, any claim that (i) it is not personally subject to the jurisdiction of such courts, (ii) it and its property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

By:	/s/ John Tabacco
Name:	John Tabacco
Title:	Chief Executive Officer and President

JOHN MORRA

/s/ John Morra